Exhibit 10.4.4

DEED OF AMENDMENT TWO TO THE EXECUTIVE SERVICE AGREEMENT
Between
INC RESEARCH HOLDING LIMITED
and
ALISTAIR MACDONALD

THIS DEED OF AMENDMENT is made on 15 January 2020 BETWEEN

1.INC RESEARCH HOLDING LIMITED (registered under company number 06910205), of Farnborough Business Park, 1 Pinehurst Road, Farnborough, Hampshire, England, GU14 7BF (the “Company”); and

2.ALISTAIR MACDONALD (the “Executive”). The Board has approved the terms of this Agreement under which the Executive is to be employed.

WHEREAS, the Company and Executive entered into that certain Executive Service Agreement dated 27 July 2016, amended 1 April 2017 (collectively, the “Agreement”); and

WHEREAS, in order to better align the terms of the Agreement and the Executive’s outstanding equity awards with those generally applicable to other senior executives of the Company and its Affiliates and the terms of current equity awards of Syneos Health, Inc. and in compliance with the pension regulations of the United Kingdom, the parties hereto desire to entire into this amendment which shall be effective as of date first provided above;

NOW, THEREFORE, for the mutual covenants contained in the Agreement and herein, the parties agree as follows:

1.Section 18.3 is hereby amended, to read in its entirety as follows:

“18.3 Qualifying Termination During a Non-CIC Period. Subject to sections 18.3.4 and 18.5.4, if the Executive’s employment terminates as a result of a Qualifying Termination during a Non-CIC Period, then the Executive shall be entitled to the payments and benefits detailed in section 18.3.1, 18.3.2 and
18.3.3 together known as the “Non-CIC Period Termination Payment”:

18.3.1 A lump-sum cash amount equal to the sum of (i) any unpaid Base Salary through the Termination Date, (ii) any outstanding Bonus for which payment is due and owing as of the Termination Date, (iii) any paid time off pay that is accrued and unused as of the Termination Date, and (iv) any unreimbursed expenses properly incurred by the Executive in accordance with the Company’s business expense reimbursement policy;

18.3.2 A lump sum cash payment equal to two (2) times the sum of (i) Base Salary, and (ii) Target Bonus Amount, provided that such amounts shall be offset against (and not be in addition to) any severance payments (including any U.K. “settlement”, redundancy or notice payments, whether statutory or enhanced); and

18.3.3 Continuation of health care coverage for the Executive and his dependents for a period of 36 months after the Termination Date substantially equivalent to the coverage then provided to similarly situated active employees of the Company, at rates equivalent to that paid by similarly situated active employees.

18.3.4 The Non-CIC Period Termination Payment shall be paid or provided less such deductions as are required by law, in full and final settlement of all claims or rights of action which he may have against the Company or any Group Company and their respective officers and employees, arising out of or in connection with their employment or its termination, any directorships or their termination or otherwise, whether they are contractual or statutory or arise under English or European law, except for any claim for personal injury arising out of any failure by the Company to comply with its legal obligations under relevant health and safety legislation. The Executive shall not be entitled to any further compensation in respect of the termination of his employment and he agrees to waive, release and discharge any or all such rights and claims and acknowledges that it is a condition of the receipt of the Non-CIC Period Termination Payment that he shall execute such documents, in a form reasonably acceptable to the Company, as it may require.”

2. Section 18.4 is hereby amended, to read in its entirety as follows

“18.4 Qualifying Termination During a CIC Period. Subject to sections 18.4.5 and 18.5.4, if the Executive’s employment terminates as a result of a Qualifying Termination during a CIC Period, then the Executive shall be entitled to the payments and benefits detailed in sections 18.4.1, 18.4.2, 18.4.3 and 18.4.4 (in addition to any other benefits specified herein) together known as the “CIC Period Termination Payment”:

18.4.1 A lump-sum cash amount equal to the sum of (i) any unpaid Base Salary through the Termination Date, (ii) any outstanding Bonus for which payment is due and owing as of the Termination Date, (iii) any paid time off pay that is accrued and unused as of the Termination Date, and (iv) any unreimbursed expenses properly incurred by the Executive in accordance with the Company’s business expense reimbursement policy;

18.4.2 A lump sum cash payment equal to three (3) times the sum of (i) Base Salary, plus (ii) the Target Bonus Amount, or if greater, the Target Bonus Amount in effect prior to an event giving rise to a claim for Good Reason under subsection (a) of such definition, provided that such amounts offset against (and not be in addition to) any severance payments (including any U.K. “settlement”, redundancy or notice payments, whether statutory or enhanced);

18.4.3 Notwithstanding Section 7.4, any unvested Equity Awards will become fully vested and, if applicable, such Equity Award shall remain exercisable for the period set forth in the agreement evidencing the grant of the Equity Award, and, for the avoidance of any doubt, the provisions of this Section 18.4.3 shall supersede the provisions contained in the agreements evidencing the grant of the Equity Awards; and

18.4.4 Continuation of health care coverage for the Executive and his dependents for a period of 36 months after the Termination Date substantially equivalent to the coverage then provided to similarly-situated active employees of the Company, at rates equivalent to that paid by similarly situated active employees.

18.4.5 The CIC Period Termination Payment shall be paid or provided less such deductions as are required by law, in full and final settlement of all claims or rights of action which he may have against the Company or any Group Company and their respective officers and employees, arising out of or in connection with their employment or its termination, any directorships or their termination or otherwise, whether they are contractual or statutory or arise under English or European law, except for any claim for personal injury arising out of any failure by the Company to comply with its legal obligations under relevant health and safety legislation. The Executive shall not be entitled to any further compensation in respect of the termination of his employment and he agrees to waive, release and discharge any or all such rights and claims and acknowledges that it is a condition of the receipt of the CIC-Period Termination Payment that he shall execute such documents, in a form reasonably acceptable to the Company, as it may require.”

All other terms and conditions of the Agreement shall remain in full force and effect.

[signature page follows]

EXECUTED as a Deed /s/ Robert Parks

by INC RESEARCH HOLDING LIMITED

acting by Robert Parks

a director

in the presence of
Witness’s signature: /s/ Apryl McDonald
Full Name: Apryl McDonald

Address: 1030 Sync Street

Morrisville, NC 27560

EXECUTED as a Deed

By Alistair MacDonald /s/ Alistair MacDonald

in the presence of:

Witness’s Signature: /s/ Jonathan Olefson

Full Name: Jonathan Olefson

Address: 28 Sturges Commons

Westport, CT 06880